NI Holdings, Inc. Announces $8M Repurchase Plan

FARGO, North Dakota, May 25, 2017 – NI Holdings, Inc. (NASDAQ: NODK) today announced that its board of directors has approved an authorization for the repurchase of up to $8 million of the company’s outstanding common stock. This authorization supports our planned approach to capital deployment to create long-term value for our shareholders – through share repurchases and future strategic acquisitions.

The repurchases will be made in the open market or through privately negotiated transactions, from time to time, depending on market conditions. The stock repurchase program may be modified, extended, or terminated at any time by the board of directors. NI Holdings, Inc. had 22,760,000 shares of common stock outstanding as of May 12, 2017, per the company’s quarterly report on Form 10-Q for the quarter ended March 31, 2017.

About the Company

NI Holdings, Inc. is an insurance holding company. The company is a North Dakota business corporation that is the stock holding company of Nodak insurance Company and became such in connection with the conversion of Nodak Mutual Insurance Company from a mutual to stock form of organization and the creation of a mutual holding company. The conversion was consummated on March 13, 2017. Immediately following the conversion, all of the outstanding shares of common stock of Nodak Insurance Company were issued to Nodak Mutual Group, Inc., which then contributed the shares to NI Holdings in exchange for 55% of the outstanding shares of common stock of NI Holdings. Nodak Insurance Company then became a wholly owned stock subsidiary of NI Holdings.

Nodak Insurance Company owns American West Insurance Company and Primero Insurance Company. Nodak Insurance Company also manages Battle Creek Mutual Insurance Company and reinsures 100% of the risk on all insurance policies issued by Battle Creek. NI Holdings’ financial statements are the consolidated financial results of Nodak Insurance, American West, Primero, and Battle Creek.

Safe Harbor Statement

Certain statements made by the company which are not historical facts may be considered forward-looking statements, within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements may include, without limitation, statements regarding the future repurchase of the company’s common stock. Actual results could vary materially. Factors that could cause actual results to vary materially include: our ability to maintain profitable operations, the adequacy of the loss and loss adjustment expense reserves, business and economic conditions, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, adverse and catastrophic weather events, legal and judicial developments, changes in regulatory requirements, our ability to integrate and manage successfully the insurance companies we may acquire from time to time, and other risks we describe in the periodic reports we file with the Securities and Exchange Commission. You should not place undue reliance on any such forward-looking statements. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to our Annual Report on Form 10-K, as filed with the SEC.

Investor Relations Contacts:
Brian Doom, Chief Financial Officer
701-298-4200
bdoom@nodakins.com

Timothy J. Milius, CPA, Vice President, Finance
701-298-4275
tmilius@nodakins.com

Media Contact:
Beth DuFault
701-298-4282
bdufault@nodakins.com